Exhibit 99.1

New York | Andrew Gully / Jennifer Park | Andrew.Gully@Sothebys.com | Jennifer.Park@Sothebys.com | +1 212 606 7176

SOTHEBY’S REPORTS FOURTH QUARTER AND
FULL YEAR 2013 FINANCIAL RESULTS

● Record Consolidated Sales* of $6.3 Billion in 2013, Up 17%
● Private Sales Achieve A Record of $1.2 Billion, Up 30%
● Fourth Quarter Net Income Increases 37% Over Previous Year
● February 2014 London Impressionist, Modern and Contemporary Sales Total $524.5 million, Sotheby’s Highest Ever for the Two Week Series

NEW YORK, 27 February 2014 - Sotheby’s (NYSE: BID) today reported financial results for the fourth quarter and twelve months ended 31 December 2013.

In 2013, Sotheby’s reported record Consolidated Sales* of $6.3 billion, a $930.5 million (17%) increase versus 2012 and net income of $130.0 million, a $21.7 million (20%) increase from the prior year. This improvement was made possible by a $24.7 million increase in fourth quarter net income as fourth quarter Net Auction Sales increased 28%, reflecting the continuing strength of the global art market as Sotheby’s autumn sales of Asian Art in Hong Kong and Impressionist Art in New York significantly exceeded prior year results.

“Our record results in 2013 and a remarkable start to this year, with auction sales up significantly to date in 2014, show Sotheby’s is in an extremely strong position today,” said Chairman, President and Chief

Exhibit 99.1

Executive Officer Bill Ruprecht. “We pledge to provide unrivalled expertise and results for our clients and enduring value to our shareholders - and as these results demonstrate, Sotheby’s is delivering on those promises.”

The improvement in full year net income is primarily attributable to a $529.3 million (14%) increase in Net Auction Sales and a $272.5 million (30%) increase in Private Sales to a record $1.2 billion. However, these increases generated a smaller 11% growth in Agency revenues. The competitive environment for high value consignments remains robust and resulted in a decrease in Auction Commission Margin from 16.3% in 2012 to 15.9% in 2013.

The improvement in revenues is partially offset by a higher level of operating expenses due to the cost of strategic investments, as well as inflationary pressures across most expense categories. Management recently announced the results of its cost structure review, with an estimated $22 million** in savings in professional fees, other general and administrative costs, agency direct costs and marketing expenses expected in 2014.

The comparison to the prior year is also favorably impacted by a bond redemption loss of $15 million ($8.3 million after taxes) incurred in the fourth quarter of 2012. 2013 diluted earnings per share is $1.88, a 20% increase from the prior year.

Management last month announced the results of its Capital Allocation and Financial Policies Review, which was highlighted by the return of $300 million to shareholders in March 2014 through a special dividend, as well as the intended repurchase of approximately $25 million of shares by the end of 2014. Going forward, the Company intends to return any excess capital to shareholders on an annual basis.

Exhibit 99.1

Also, Sotheby’s anticipates efforts in two other areas over the next 12 to 24 months to unlock significant value for shareholders: additional debt-financing of the Sotheby’s Financial Services loan portfolio, which could result in the return of an additional $150 million to $200 million to shareholders; and an evaluation of its real estate holdings which could also lead to a return of excess capital to shareholders in the future.

Chief Financial Officer Patrick McClymont said, “We believe the new Capital Allocation and Financial Policy Plan, together with actions Sotheby’s has taken to increase our competitiveness in the marketplace and bring complementary expertise to the Board and leadership team, best position the Company to build value for its clients and shareholders, now and in the future.”

Mr. Ruprecht said 2014 - for Sotheby’s and the art market - began where the previous year ended. “At a time when demand and prices continue to be strong across the market, Sotheby’s was the fastest-growing global art auctioneer last year. Thanks to the breadth and quality of our offerings, we were able to achieve remarkable results across the board, in our global salesrooms, private sales galleries, retail wine and diamond, and finance businesses,” said Ruprecht.

“Today’s art collectors have a remarkable understanding not only of quality, but also of value. The key to our success for nearly 300 years has been matching our clients’ discerning taste with the right combination of fresh, unique and exquisite artwork and responsible estimates. In 2013, we saw a tremendous surge in interest, with half of our major clients transacting, representing more than a 20% increase in business from this client group. And the number of first time buyers represented 30% of all bidders during 2013 as new audiences engaged with exquisite artwork and with Sotheby’s,” concluded Ruprecht.

Exhibit 99.1

Sotheby's continues to invest in its digital media strategy via the sothebys.com website and its iPad and Android applications to facilitate Sotheby’s accessibility to clients on mobile platforms. The website and BIDnow live auction bidding platform were both redesigned in 2013 to enable each to work across all tablet and mobile platforms, resulting in a significant increase in client usage, including a 45% increase in online bidding, a 50% increase in Asian client traffic, and a 25% increase in time spent on mobile devices. In addition, clients in the Sotheby's Preferred client loyalty program have doubled their visits to sothebys.com over the past year, illustrating both the reach of mobile technology and the impact of a more engaging online experience with multi-lingual (e.g., Chinese) content.

Year to Date 2014
Sotheby’s annual New York Old Masters Week auctions in late January brought a total of $71.8 million and were highlighted by an important rediscovered work by Gerrit van Honthorst, A merry group behind a balustrade with a violin and a lute player, which doubled the pre-sale estimate and brought $7.6 million, a record for the artist at auction. Also, The annunciation by El Greco far exceeded expectations and reached $5.9 million after multiple bidders fought for the work previously known to scholars only from photographs.

Sotheby’s February sales of Impressionist, Modern and Contemporary Art in London brought a combined total of $524.5 million with the Impressionist and Modern Art sales bringing the highest total for any sale series at any auction house in London, ever. The Impressionist and Modern Art sales were led by Camille Pissarro’s restituted masterwork Le Boulevard Montmartre, matinée de printemps (1897), which achieved $32.1 million and a record for the artist at auction. Highlighting the Contemporary Art

Exhibit 99.1

sales was Gerhard Richter’s monumental and never before seen at auction Wand (Wall) (1994) which sold for $28.7 million.

Upcoming Sales
Sotheby’s Hong Kong Spring sales will take place between 4 and 8 April, 2014. Exceptional objects encompassing Fine Chinese Ceramics and Works of Art, Fine Chinese Paintings, Contemporary Literati - contemporary ink paintings and aesthetic objects, 20th Century Chinese Art, Contemporary Asian Art, Modern and Contemporary Southeast Asian Paintings, Jewellery, Watches and Wines will be offered. The total sale series carries a pre-sale estimate of $315 to $425 million.

*Defined as the sum of Aggregate Auction Sales, Private Sales and Principal revenues. Aggregate Auction Sales represent the hammer price of property sold at auction plus buyer's premium and Private Sales represent the total purchase price of property sold in private sales brokered by Sotheby’s.
** Assumes $5 million savings in direct cost of auction services based on a similar level of net auction sales as 2013.
Note: Estimates do not include buyer’s premium and prices achieved include the hammer price plus buyer’s premium.
All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. An outline of the conference call will be available at http://investor.shareholder.com/bid/events.cfm.
Sotheby’s will host a conference call at 4:45 PM EST on 27 February 2014, to discuss its fourth quarter and full year 2013 financial results. Please dial 888-371-8897 and for callers outside the United States, Puerto Rico and Canada, please dial 1-970-315-0479, approximately 15 minutes before the scheduled start of the call. The call reservation number is 16202959.
The conference call will also be accessible via webcast on the Investor Relations section of the Sotheby’s web site at http://investor.shareholder.com/bid/events.cfm.

Forward-looking Statements
This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the success of our risk reduction and margin improvement efforts, the amount of quality property being consigned to art auction houses and the marketability at auction of such property. Please refer to our most recently filed Form 10-Q (and/or 10-K) for a complete list of Risk Factors.

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Exhibit 99.1

Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in eight different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids in real-time from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby’s Contemporary Art department, as well as Sotheby’s Diamonds and Sotheby’s Wine. Sotheby’s has a global network of 90 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).
Images are available upon request
All catalogues are available online at www.sothebys.com or through Sotheby’s Catalogue iPad App.

Appendix A

SOTHEBY’S
CONSOLIDATED INCOME STATEMENTS
(Thousands of dollars, except per share data)

	UNAUDITED		AUDITED
	Three Months Ended		Twelve Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Revenues:
Agency	$327,592	$269,959	$793,639	$717,231
Principal	3,942	14,293	30,638	26,180
Finance	5,619	4,980	21,277	17,707
License fees	1,724	1,585	6,902	6,124
Other	324	306	1,222	1,250
Total revenues	339,201	291,123	853,678	768,492
Expenses:
Agency direct costs	$37,606	$26,741	$84,594	$65,665
Cost of Principal revenues	3,192	9,494	30,307	21,118
Marketing	6,884	5,349	22,487	17,857
Salaries and related	93,519	78,724	297,450	273,273
General and administrative	47,872	41,467	176,830	158,220
Depreciation and amortization	5,193	4,698	19,435	17,942
Restructuring charges, net	—	—	—	(2)
Total expenses	194,266	166,473	631,103	554,073
Operating (loss) income	144,935	124,650	222,575	214,419
Interest income	543	447	2,801	1,550
Interest expense	(9,148)	(13,747)	(42,712)	(44,429)
Extinguishment of debt, net	—	(15,020)	—	(15,020)
Other income	516	525	3,029	2,916
(Loss) income before taxes	136,846	96,855	185,693	159,436
Equity in earnings of investees, net of taxes	(4)	57	15	251
Income tax (benefit) expense	46,089	30,821	55,702	51,395
Net (loss) income	$90,753	$66,091	$130,006	$108,292
Basic (loss) earnings per share - Sotheby’s common shareholders	$1.32	$0.97	$1.90	$1.59
Diluted (loss) earnings per share - Sotheby’s common shareholders	$1.30	$0.96	$1.88	$1.57
Cash dividends paid per common share	$0.10	$0.28	$0.20	$0.52

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